Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-251341) on Form S-8 of our reports dated February 25, 2022, with respect to the consolidated financial statements of AbCellera Biologics Inc. and the effectiveness of internal control over financial reporting

 /s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

February 25, 2022